UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   M. Diane Murphy
   904 Brookwood Dr.
   New Albany, IN 47150

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Day/Month/Year

   February 24, 2003

5. If Amendment, Date of Original (Month/Year)

   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)

   If officer, give title.  Senior Vice President

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir   |7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect     |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |(D)or   |                       |
                           |        |    | |                  | A/|           |  Owned            |Indir   |                       |
                           | Date   |Code|V|    Amount        | D |    Price  |                   |ect(I)  |                       |
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Common stock (ESOP)         2/24/03   A   V    111 sh.          A                10,455 sh.          D           N/A

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-------------------------------------------------------------------------------     100 sh.          I       Custodian for nephews
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriv-   |Dir|Indirect    |
                      |or Exer-|     |      | rities Acqui  |Expiration |  Securities        |vative |ative       |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secur- |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |ity    |Bene-       |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned       |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |            |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |            |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

ESOP award.

/s/ M. Diane Murphy                 3/7/03
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Signature of Reporting Person       Date